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                                                                  Exhibit 10.1

                              EMPLOYMENT AGREEMENT


      AGREEMENT made as of January 15, 2004, by and between Builders FirstSource, Inc., a Delaware corporation (the "Company"), and Kevin P. O'Meara (the "Executive").

      WHEREAS, the Company desires that Executive serve as the Senior Vice President - Operations and Chief Operating Officer of the Company, and Executive desires to hold such positions under the terms and conditions of this Agreement; and

      WHEREAS, the Board of Directors of the Company (the "Company Board") has approved and authorized the Company to enter into this Agreement with Executive.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

      1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

      2. Term.

            (a) Subject to Section 2(b) hereof, the term of employment by the Company of Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence on January 15, 2004 (the "Effective Date"), and terminate on the first anniversary thereof.

            (b) Commencing on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for one (1) additional year unless, not later than ninety days (90) prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

      3. Position. During the Term, Executive shall serve as the Senior Vice President - Operations and Chief Operating Officer of the Company, supervising the conduct of the business and affairs of the Company and performing such other duties as the Company Board shall determine.

      4. Duties. During the Term, Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company, except vacations in accordance with the Company's policies and for illness or incapacity, in accordance with Section 6 hereof.

      5. Salary and Bonus.

            (a) During the Term, the Company shall pay to Executive a base salary at the rate of $360,000 per year (the "Base Salary"), subject to adjustments pursuant to the terms of Section 5(b) hereof.
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            (b) On or prior to each anniversary hereof during the Term (assuming the Term of the Agreement is extended pursuant to Section 2(b) hereof), the Company Board or the Compensation Committee of the Company Board (the "Compensation Committee") shall review the Base Salary and may, in its sole discretion, increase the Base Salary based upon performance and merit. Executive's Base Salary shall not be decreased below the amount set forth in
Section 5(a) hereof. The Base Salary shall be payable to Executive in substantially equal installments in accordance with the Company's normal payroll practices, but in no event less often than semi-monthly.

            (c) For the Company's fiscal year ending December 31, 2004, and for each fiscal year during the Term thereafter, Executive shall be eligible to receive an annual cash bonus equal to the amount provided for in the Company's Annual Cash Incentive Plan ("Annual Incentive Plan") (which currently provides for a target bonus percentage of 100% of Executive's Base Salary), which Annual Incentive Plan is approved by the Company Board or the Compensation Committee thereof. Executive's target bonus percentage under the Annual Incentive Plan shall not be reduced below 100% of his Base Salary.

      6. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers.

      7. Business Expenses. Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment, including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company upon timely submission by Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the Company's normal expense reimbursement policies.

      8. Health, Welfare and Related Benefits. During the Term, Executive and eligible members of his family shall be eligible to participate fully in all (a) health and dental benefits and insurance programs; (b) life and short- and long-term disability benefits and insurance programs; and (c) defined contribution and equity compensation programs, all as available to senior executive officers of the Company generally.

      9. Confidentiality, Non-Competition.

            (a) Executive acknowledges that: (I) the Executive has, and his employment hereunder will require that Executive continue to have, access to and knowledge of Confidential Information (as hereinafter defined); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company or its subsidiaries would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's businesses; and (iii) the engaging by Executive in any of the activities prohibited by this Section 9 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges that the Confidential Information constitutes a protectable business interest of the Company. As used herein, the term "Confidential Information" shall mean information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his


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association with the Company, which information is not generally known to the public or in the businesses in which such entities are engaged or which information relates to specific investment opportunities within the scope of their business which were considered by the Company during the Term; provided, however, that "Confidential Information" shall not be deemed to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not bound by any contractual, legal or fiduciary obligation with respect to such information or (iii) was in the Executive's possession prior to being furnished by the Company.

            (b) During the Term of this Agreement and for a period of one year after the termination of Executive's employment hereunder (upon expiration of the Term or otherwise), Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, manager, member, partner, employee, consultant, principal or agent of any business, or in any other capacity, use for his own account, utilize or make known, disclose, furnish or make available to any person, firm or corporation any of the Confidential Information, other than to authorized officers, directors and employees of the Company in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

            (c) During the Term of this Agreement and for a period of one year after termination of Executive's employment hereunder (upon expiration of the Term or otherwise), Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, member, director, manager, principal, officer, or agent of, enter into the employment of, act as a consultant or advisor to, or perform any services for, any entity (in those geographic areas in which the Company or any of its subsidiaries, as of the date of termination of the Executive's employment hereunder, have material operations) which entity is engaged in competition with the Company or any of its subsidiaries. An entity shall be deemed to be engaged in competition with the Company or its subsidiaries if it engages in a business which is the same as or substantially similar to any business engaged in by the Company or such subsidiary during the Term.

            (d) During the Term of this Agreement and for a period of two years after termination of Executive's employment hereunder (upon expiration of the Term or otherwise), Executive shall not, directly or indirectly, hire, solicit or recruit for hire any employee of the Company or any of its subsidiaries or encourage any employee of the Company or any of its subsidiaries to terminate his or her employment in order to obtain employment by any other person, firm or corporation.

            (e) Executive acknowledges that(A) in connection with rendering the services to be rendered by Executive hereunder, Executive will have access to and knowledge of


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Confidential Information, the disclosure of which would place the Company or its subsidiaries at a competitive disadvantage, causing irreparable injury, and (B) the services to be rendered by Executive hereunder are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by Executive of any of the provisions contained in this Section 9 will cause the Company irreparable injury. Executive, therefore, agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

            (f) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company; and it is the intent of the parties hereto that if, in the opinion of any court of competent jurisdiction, any provision set forth in this Section 9 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions in such a manner as to such court shall appear not unreasonable and to enforce the remainder of this Section 9 as so modified.

      10. Termination of Agreement. The employment by the Company of Executive pursuant to this Agreement shall not be terminated prior to the end of the Term, except as set forth in this Section 10.

            (a) By Mutual Consent.

                  (i) The employment by the Company of Executive pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

                  (ii) In the event that (i) Executive's employment is terminated by mutual consent pursuant to this Section 10(a), and (ii) Executive and the Company determine at that time that it is in their mutual best interest for Executive to continue to be bound after his termination by the provisions of Section 9 of this Agreement for the periods set forth therein, then the parties may enter into an agreement to that effect, in exchange for which Executive would be entitled to the compensation provided for in Section 10(e) hereof.

            (b) Death. The employment by the Company of Executive pursuant to this Agreement shall be terminated upon the death of Executive, in which event Executive's spouse or heirs shall receive the following: (i) Executive's Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and (ii) continuation of Executive's Base Salary and the health and welfare benefits provided for pursuant to Sections 8(a) and 8(b) hereof ("Health Benefits") for a period of one (1) year after the Date of Termination.


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            (c) Disability. The employment by the Company of Executive pursuant to this Agreement may be terminated by written notice to Executive at the option of the Company in the event that as a result of the Executive's incapacity due to physical or mental illness (which physical or mental illness shall be confirmed in writing by a physician or other medical expert acceptable to both parties), the Executive is unable to perform his duties, services and responsibilities hereunder or shall have been absent from his duties hereunder on a full-time basis for ninety (90) consecutive days or for an aggregate of ninety (90) days or more in any six (6) month period, and within thirty (30) days after notice is given by the Company (which notice may be delivered no earlier than thirty days prior to the expiration of such ninety (90) consecutive days or six month period, as the case may be), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis. In the event the employment by the Company of Executive is terminated pursuant to this
Section 10(c), Executive shall be entitled to receive the following: (i) all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and (ii) continuation of his Base Salary and Health Benefits for a period of one (1) year after the Date of Termination; provided, however, that amounts payable to Executive under this
Section 10(c) shall be reduced by the proceeds of any short- and/or long-term disability payments under the Company plans referred to in Section 8 hereof to which Executive may be entitled during such period.

            (d) By the Company for Cause. The employment of Executive pursuant to this Agreement may be terminated by the Company by written notice to Executive ("Notice of Termination") for Cause (as hereafter defined). In the event the employment by the Company of Executive is terminated pursuant to this
Section 10(d), Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and no more.

            (e) By the Company Without Cause. The employment by the Company of Executive pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to Executive. In the event the employment by the Company of Executive is terminated pursuant to this
Section 10(e), Executive shall be entitled to receive the following: (i) all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination, (ii) continuation of his Base Salary and Health Benefits for a period of one (1) year after the Date of Termination, and (iii) an amount equal to his Average Bonus Compensation (as hereafter defined).

            (f) By Executive. The employment of Executive by the Company pursuant to this Agreement may be terminated by Executive by written notice to the Company of his resignation (a "Notice of Resignation") at any time. In the event the employment by the Company of Executive is terminated pursuant to this
Section 10(f), Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination and no more; provided, however, that if Executive terminates his employment due to (i) a material adverse diminution of Executive's job title or responsibilities from those currently in effect; or (ii) a relocation of Executive's principal place of employment more than 100 miles from its current location without his consent, then Executive shall instead be entitled to the compensation provided for in Section 10(e) hereof.


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            (g) Non-Renewal. In the event that at any time during the Term (as it may be extended) the Company notifies Executive of its intent not to renew this Agreement pursuant to Section 2(b) hereof, and Executive then delivers a Notice of Resignation to the Company within ninety (90) days of receipt of such notice of non-renewal, Executive shall be entitled to receive the following: (i) all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination, (ii) continuation of his Base Salary and Health Benefits for a period of one (1) year after the Date of Termination, and (iii) an amount equal to his Average Bonus Compensation.

            (h) Previously Earned Bonus. Notwithstanding any other provision of this Section 10, in the event that Executive's employment pursuant to this Agreement is terminated at a time when Executive shall have earned a bonus under the Annual Incentive Plan for performance during the prior fiscal year which has not yet been paid, Executive shall be paid such bonus in addition to the amounts otherwise provided for in this Section 10. Such bonus shall be paid in accordance with the Company's normal practices.

            (i) Date of Termination. Executive's Date of Termination shall be:
(i) if the parties hereto mutually agree to terminate this Agreement pursuant to
Section 10(a) hereof, the date designated by the parties in such agreement; (ii) if Executive's employment by the Company is terminated pursuant to Section 10(b), the date of Executive's death; (iii) if Executive's employment by the Company is terminated pursuant to Section 10(c), the last day of the applicable period referred to in Section 10(c) hereof; (iv) if Executive's employment by the Company is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given; and (v) if Executive's employment by the Company is terminated pursuant to Sections 10(e), 10(f) or 10(g), the date the Notice of Termination or Notice of Resignation, as the case may be, is given.

            (j) Payment of Post-Termination Compensation. After Executive's Date of Termination, all payments of Base Salary and Average Bonus Compensation to Executive pursuant to this Section 10 shall be paid in accordance with the Company's normal payroll practices, but in no event less often than semi-monthly. In the event of a breach by Executive of Section 9 of this Agreement during the applicable period following his Date of Termination, Executive agrees (i) that the Company shall have no further obligation to make any payments to Executive under Section 10 of the Agreement and (ii) that any payments of Base Salary or Average Bonus Compensation previously made to Executive after his Date of Termination shall be returned to the Company.

      11. Representations.

            (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

            (b) Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of Executive enforceable against Executive in accordance with its terms.


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      12. Successors. This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to him hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

      13. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements (other than any stock option agreement between Executive and the Company), whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Agreement or otherwise.

      14. Termination; Amendment or Modification; Waiver.

            (a) This Agreement may be terminated at any time by mutual written consent of the Company and Executive.

            (b) No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      15. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service,
(iii) mailed postage prepaid by first class mail or (iv) transmitted by facsimile transmitted to the party concerned at the address or telecopier number set forth below:

            To Executive at:

                  Builders FirstSource, Inc.
                  2001 Bryan Street, Suite 1600
                  Dallas, Texas  75201
                  Attention:  Kevin P. O'Meara


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            To the Company at:

                  Builders FirstSource, Inc.
                  2001 Bryan Street, Suite 1600
                  Dallas, Texas  75201
                  Attention:  General Counsel

            with copies to:

                  JLL Partners
                  450 Lexington Avenue
                  New York, New York  10017
                  Facsimile: (212) 286-8626
                  Attention:  Ramsey Frank

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware  19899
                  Facsimile: (302) 651-3001
                  Attention:  Robert B. Pincus

      Such notices shall be effective: (i) in the case of hand deliveries when received; (ii) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (iii) in the case of mail, seven (7) days after deposit in the postal system, first class mail, postage prepaid; and (iv) in the case of facsimile notices, when electronic confirmation of receipt is received by the sender. Any party may change its address and telecopy number by written notice to the other given in accordance with this Section 15; provided, however, that such change shall be effective when received.

      16. Severability. If any provision or clause of this Agreement or the application of any such provision or clause to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision or clause to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision or clause hereof shall be validated and shall be enforced to the fullest extent permitted by law.

      17. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.


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      19. Headings. All descriptive headings of sections and paragraphs in this
Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      20. Withholding. All payments to Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

      21. Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

      22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23. Definitions.

            (a) "Cause" means the determination, in good faith, by the Company Board, after notice to Executive that one or more of the following events has occurred: (i) any act of gross negligence, fraud, willful misconduct or moral turpitude by Executive materially injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (ii) Executive's conviction of any felony; (iii) violation by Executive of the Company's Drug Policy; (iv) any misappropriation or embezzlement of the property of the Company, or any of its parents, subsidiaries or affiliates; or (v) any material breach by Executive of this Agreement, including, without limitation, a material breach of Section 9 hereof, which breach, to the extent it is capable of being cured, remains uncorrected for a period of thirty (30) days after receipt by Executive of written notice from the Company setting forth such breach.

            (b) "Average Bonus Compensation" shall mean an amount equal to the average of the annual bonus amounts earned by Executive under the Company's Annual Incentive Plan during the two most recent fiscal years ended prior to Executive's Date of Termination.

                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Employment Agreement as of the date first above written.



                              BUILDERS FIRSTSOURCE, INC.


                              By: /s/ Floyd Sherman
                                  -----------------
                                  Floyd Sherman
                                  Chief Executive Officer




                              EXECUTIVE


                              /s/ Kevin P. O'Meara
                              --------------------
                              Kevin P. O'Meara


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